FOR IMMEDIATE RELEASE

Media Contact:
Bryce McDevitt
+1.703.851.4425
Bryce.McDevitt@parsons.com

Investor Relations Contact:
Dave Spille
+ 1.571.655.8264
Dave.Spille@parsons.com

Parsons Names John Martinez as the Company’s Next Chief Legal Officer

CHANTILLY, VA (Dec 18, 2025) – Parsons Corporation (NYSE:PSN) has named proven executive and legal expert John Martinez as the company’s next chief legal officer (CLO), effective February 16, 2026. The announcement follows the notification by current CLO Mike Kolloway to Parsons’ CEO and board of directors of his intent to retire in the second quarter of 2026; Kolloway will remain with the company as an advisor until his retirement to ensure a seamless transition.

“John Martinez is one of the most proven and skilled legal officers in our industry, bringing a unique depth of experience in the public and private sectors and a mission-focused approach to Parsons,” said Carey Smith, Parsons’ chair, president, and chief executive officer. “His focus on growth, understanding of our customers and operating environment, and public company experience will play a central role in the continued success of our legal and contracts organization and our company. I look forward to welcoming him to Parsons.”

Martinez has more than 25 years of legal experience and a track record of executive and C-suite leadership. He previously served as chief legal officer and corporate secretary for Maximus, Inc., as vice president and general counsel for GE Aerospace, and in successive legal roles with Raytheon Technologies subsidiaries, including serving as vice president and general counsel for Raytheon Intelligence and Space and vice president and general counsel for Raytheon Intelligence, Information and Services. Prior to his corporate experience, Martinez served in senior executive roles in the U.S.

Intelligence Community with the Office of the Director of National Intelligence and the Central Intelligence Agency. He began his legal career as an assistant district attorney in the Manhattan District Attorney’s Office and as a litigator at Greenberg Traurig, LLP.

“I am thrilled and honored to be joining such a world-renowned team, which is mission-focused and well aligned with my prior public service and corporate experience,” said Martinez. “I look forward to supporting Parsons’ ethical culture and the continued success of the company.”

Martinez succeeds Mike Kolloway, who joined Parsons in 2016 as vice president and deputy general counsel – Americas, and was named CLO in 2017. Kolloway has played a lasting role in the success of the company, steadfastly guiding Parsons’ growth and transformation, including its initial public offering and leading the company to being named one of Ethisphere’s World’s Most Ethical Companies for 16 consecutive years. Throughout his tenure, Kolloway continuously assumed more responsibility and evolved his organization into one that supports legal, contracts, ethics, trade compliance, and insurance.

“Mike Kolloway has made an outsized impact on Parsons Corporation over the last decade,” said Smith. “A strategic advisor, legal expert, and strategic business partner, Mike’s counsel has shaped who we are and how we operate. His leadership has underpinned our program execution, business growth, global legal operations, and our commitment to ethics, and his impact will continue to play a central role in our success for decades to come.”

About Parsons

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and electronic warfare, space and missile defense, transportation, water and environment, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn to learn how we’re making an impact.